Exhibit 10.10

WCAS EXCHANGE AGREEMENT

THIS WCAS EXCHANGE AGREEMENT (this “Agreement”), dated as of July 31, 2007, is made among ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and each of the persons listed on the signature pages hereto under the heading “WCAS Holders” (individually, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company intends to consummate a recapitalization (the “Recapitalization”) in which, among other transactions, (a) the Company’s 8% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), shall be converted (the “Series B Preferred Stock Conversion”) into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), (b) the Company’s Common Stock purchase warrants originally issued on October 6, 2003 (the “Series B Warrants”) shall be exchanged for shares of Common Stock and (c) the Company’s Common Stock purchase warrants originally issued on March 29, 2005 (the “Series C Warrants”) shall be exchanged for shares of Common Stock (such transactions collectively, the “Exchange Transactions”);

WHEREAS, the Holders are (a) the holders of record of outstanding shares of Series B Preferred Stock representing at least 66  2/3% of the voting power of all outstanding shares of Series B Preferred Stock, (b) the holders of record of at least a majority of the out-standing Series B Warrants and (c) the holders of record of at least a majority of the outstanding Series C Warrants; and

WHEREAS, subject to the terms and conditions of this Agreement, the Holders wish to authorize certain actions to facilitate the consummation of the Exchange Transactions as of the closing date of the Recapitalization (the “Closing Date”);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

EXCHANGE TRANSACTIONS

Section 1.1 Execution of Documents for Exchange Transactions. To facilitate the consummation of the Exchange Transactions, each Holder hereby agrees that, on or before the time for delivery thereof to the Company as provided for in Section 1.2, such Holder shall execute:

(a) the Consent of Holders of Series B Preferred Stock in the form of Exhibit A hereto (the “Stockholder Consent”);

(b) the Consent of Holders of Series B Warrants in the form of Exhibit B hereto (the “Series B Warrant Consent”); and

(c) the Consent of Holders of Series C Warrants in the form of Exhibit C hereto (the “Series C Warrant Consent”).

Section 1.2 Consummation of Exchange Transactions. Subject to the satisfaction of the closing conditions referred to in Section 1.3, the Holders agree to cause the Holder Representative (as defined in Article V) to take the following actions on the Closing Date:

(a) deliver the Stockholder Consent to the Company and authorize the Company to file the Series B Certificate of Amendment referred to therein with the Delaware Secretary of State;

(b) deliver the Series B Warrant Consent to the Company, authorize the Company to deliver Amendment No. 3 to Warrant Agreement referred to therein to Mellon Investor Services LLC (the “Warrant Agent”) and deliver to the Company the certificates representing the Series B Warrants held by such Holders for exchange for Common Stock in accordance with Section 1.5(a); and

(c) deliver the Series C Warrant Consent to the Company, authorize the Company to deliver Amendment No. 2 to Warrant Agreement referred to therein to the Warrant Agent and deliver to the Company the certificates representing the Series C Warrants held by such Holders for exchange for Common Stock in accordance with Section 1.5(b).

Section 1.3 Conditions to Exchange Transactions. The Holders shall be obligated to take the actions provided for in Section 1.2 only if, concurrently with the consummation of the Exchange Transactions:

(a) the Company and its subsidiaries shall obtain (i) not less than $305 million aggregate principal amount of secured term loan credit facilities for immediate application to the refinancing and repayment of their outstanding senior secured indebtedness and (ii) a secured revolving credit facility with available borrowings of up to a maximum of $10 million principal amount at any time outstanding;

(b) the Company shall receive cash gross proceeds of not less than $21 million from sales of its Common Stock and cash gross proceeds of not less than $41 million from sales of a new issue of its 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”);

(c) holders of approximately $52 million in aggregate principal amount of the third lien Senior Secured Notes due 2009 of Interstate FiberNet, Inc. shall exchange such notes for approximately 17,275,791 shares of Common Stock; and

(d) the Company shall consummate the other components of the Recapitalization on terms that would make the representation and warranty of the Company set forth in Section 2.2 true in all material respects.

Section 1.4 Issuance of Conversion Shares.

(a) Upon effectiveness of the Series B Preferred Stock Conversion, the shares of Series B Preferred Stock outstanding as of the Closing Date shall automatically be converted at a conversion price of $5.17325725978605 per share of Common Stock into a total of approximately 11,735,080 shares of Common Stock, subject to increase if the Corporation shall elect to round fractional shares of Common Stock up to the nearest whole share of Common Stock (the “Conversion Shares”).

(b) Schedule 1 hereto lists, as of July 20, 2007, (i) each holder of record of the Series B Preferred Stock, (ii) the total number of shares of Series B Preferred Stock held by such holder as reflected in the Company’s stock records and (iii) the total number of Conversion Shares that would be issuable to such holder upon effectiveness of the Series B Preferred Stock Conversion.

Section 1.5 Issuance of Warrant Shares.

(a) Upon the delivery of the Series B Warrants by or on behalf of the Holders to the Company pursuant to Section 2(b), and the effectiveness of the Exchange Transactions, the Company shall issue 0.00193433 of one share of Common Stock to each Holder in exchange for each such Series B Warrant. Schedule 2 hereto lists, as of July 20, 2007, (i) each holder of record of the Series B Warrants, (ii) the total number of Series B Warrants held by such holder as reflected in the Company’s records and (iii) the total number of shares of Common Stock (the “Series B Warrant Shares”) that would be issuable to such holder in exchange for Series B Warrants.

(b) Upon the delivery of the Series C Warrants by or on behalf of the Holders to the Company pursuant to Section 2(c), and the effectiveness of the Exchange Transactions, the Company shall issue 0.245128150 of one share of Common Stock to each Holder in exchange for each such Series C. Warrant. Schedule 3 hereto lists, as of July 20, 2007, (i) each holder of record of the Series C Warrants, (ii) the total number of Series C Warrants held by such holder as reflected in the Company’s records and (iii) the total number of shares of Common Stock (the “Series C Warrant Shares” and collectively with the Conversion Shares and the Series B Warrant Shares, the “Exchange Shares”) that would be issuable to such holder in exchange for Series C Warrants.

Section 1.6 Deliveries.

(a) On or before the Closing Date, each Holder shall tender to the Holder Representative, for delivery by the Holder Representative to the Company on or before the Closing Date, pursuant to one or more letters of transmittal, (i) all share certificates representing the shares of Series B Preferred Stock held of record by such Holder, (ii) all certificates representing the Series B Warrants held of record by such Holder and (iii) all certificates representing the Series C Warrants held of record by such Holder.

(b) As promptly as reasonably practicable after the Closing Date (and, with respect to the Conversion Shares, in accordance with the certificate of designation of the Series B Preferred Stock), the Company shall deliver, or cause the Company’s transfer agent for the Common Stock to deliver, to each Holder a share certificate or certificates representing the Exchange Shares issued by the Company to such Holder upon the effectiveness of the Exchange Transactions.

Section 1.7 Subscription Right. The Holders, as the members of the WCAS Holder Group as defined in and for purposes of the Amended and Restated Governance Agreement, dated as of July 26, 2005, as amended, among the Company and the securityholders of the Company listed on the signature pages thereof (the “Governance Agreement”), hereby irrevocably waive the exercise of any rights they may have under Section 3.4 of the Governance Agreement, and the Company’s compliance with such Section 3.4, in connection with any and all transactions constituting or relating to the Recapitalization that will be consummated on the date hereof, including, without limitation, the transactions referred to in Sections 1.3(b) and 1.3(c) of this Agreement, to the extent that Section 3.4 of the Governance Agreement shall be applicable to any such transactions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, each Holder as of the date hereof and as of the Closing Date as follows:

Section 2.1 Organization, Standing, etc. The Company and each of its subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted.

Section 2.2 Capital Stock. As of the Closing Date, after giving effect to the Recapitalization and the other transactions to occur on the Closing Date, (a) the authorized capital stock of the Company will consist of 350,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, (b) up to a maximum of 68,000,000 shares of Common Stock will be issued and outstanding, (c) 412,215 shares of Series H Preferred Stock will be issued and outstanding, (d) options to acquire up to a maximum of 650,000 shares of Common Stock pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan and the ITC^DeltaCom, Inc. Executive Stock Incentive Plan (together, the “Stock Incentive Plans”) will be issued and outstanding, (e) restricted stock units for up to a maximum of 4,790,768 shares of Common Stock will be issued and outstanding pursuant to the Stock Incentive Plans, (f) up to a maximum of 670,453 shares of Common Stock will be reserved and available for issuance pursuant to future awards under the Stock Incentive Plans, (g) up to a maximum of 340,000 shares of Common Stock will be reserved for future issuance pursuant to the Company’s common stock purchase warrants originally issued on October 29, 2002 and expiring on October 29, 2007 and (h) neither the Company nor any of its subsidiaries will be obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, the Company or any of its subsidiaries.

Section 2.3 Issuance of Exchange Shares. Upon issuance by the Company, the Exchange Shares will be validly issued, fully paid and non-assessable, free and clear of all liens and charges and not subject to any preemptive rights.

Section 2.4 Authorization; Enforceability. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other documents required to effect the Exchange Transactions and the Recapitalization to which the Company is a party (such other documents, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized and have been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery thereof by the Holders and the other parties thereto, constitute, or upon execution thereof will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity.

Section 2.5 Consents; No Violations. Neither the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws of the Company, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any lien or charge, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any law, or any provision of any agreement or other instrument to which the Company or any of its subsidiaries is a party or pursuant to which any of the assets or properties of the Company or any of its subsidiaries is subject, except for breaches, violations, defaults, liens or charges, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, or (c) require any consents, approvals and filings on the part of the Company on or prior to the Closing Date from or with any governmental entity, except for such consents, approvals and filings which, if not made or obtained by the Company, would not materially adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each Holder severally and not jointly represents and warrants to, and agrees with, the Company as of the date hereof and as of the Closing Date as follows with respect to the Exchange Shares it will acquire upon the consummation of the Exchange Transactions:

Section 3.1. Acquisition for Investment. Such Holder is acquiring the Exchange Shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (it being understood that except as otherwise provided in this Agreement, such Holder does not agree to hold the Exchange Shares for any minimum or other specific term and reserves the right to dispose of the Exchange Shares at any time in accordance with the Securities Act and state securities laws applicable to such disposition).

Section 3.2. Accredited Investor Status. Such Holder is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Exchange Shares and is capable of bearing the economic risks of such investment. Such Holder understands that its investment in the Exchange Shares involves a significant degree of risk.

Section 3.3. Information. Such Holder and its advisers have been furnished with all materials relating to the business, finances and operations of the Company and its subsidiaries and materials relating to the Exchange Transactions and the other components of the Recapitalization and related transactions which have been requested by such Holder or its advisers. Such Holder and its advisers have been afforded the opportunity to ask questions of the Company’s management concerning each of the foregoing matters.

Section 3.4 Sale or Transfer. Such Holder understands that the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and that the Exchange Shares may not be sold or otherwise transferred unless (a) the Exchange Shares are sold or transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws, (b) such Holder shall have delivered to the Company evidence reasonably satisfactory to the Company indicating that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (c) the Exchange Shares are sold pursuant to Rule 144 under the Securities Act. To the extent that the Company deems it appropriate to do so under applicable law, the Company may affix a legend to the foregoing effect to the share certificates representing the Exchange Shares and enter a stop-transfer order against the transfer of such certificates.

Section 3.5 Residency. In the case of any Holder that is not a natural person, the principal offices of such Holder are located at the address set forth on the signature pages hereof. In the case of any Holder that is a natural person, the principal residence of such Holder is located at the address set forth on the signature pages hereof.

Section 3.6 Organization. In the case of any Holder that is not a natural person, such Holder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 3.7 Due Authorization. Such Holder has the requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other documents required to effect the Exchange Transactions to which such Holder is a party (such other documents, the “Exchange Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Holder of this Agreement and the Exchange Transaction Documents and the compliance by such Holder with each of the provisions of this Agreement and the Exchange Transaction Documents (a) are within the power and authority of such Holder and (b) have been duly authorized by all necessary action on the part of such Holder. This Agreement and the Exchange Transaction Documents have been or will be duly and validly executed and delivered by such Holder. Assuming the due authorization, execution and delivery thereof by the Company and the other parties thereto, this Agreement and the Exchange Transaction Documents constitute, or upon execution thereof will constitute, valid and binding obligations of such Holder, enforceable against such Holder in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity.

Section 3.8 Consents: No Violations. Neither the execution, delivery or performance by such Holder of this Agreement or the Exchange Transaction Documents nor the consummation of the transactions contemplated hereby or thereby shall (a) in the case of any Holder that is not a natural person, conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation, bylaws or other organizational documents of such Holder, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any lien or charge, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any law, or any provision of any agreement or other instrument to which such Holder is a party or pursuant to which such Holder or any of its assets or properties is subject, except for breaches, violations, defaults, liens or charges, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect such Holder’s ability to consummate the transactions contemplated by this Agreement, or (c) require any consents, approvals and filings on the part of such Holder, from or with any governmental entity except for the consents, approvals and filings which, if not made or obtained by such Holder, would not materially adversely affect such Holder’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Public Announcements. The Company and the Holders shall consult with each other before issuing any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement with respect thereto without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except that the Company may, without the prior consent of any Holder, and any Holder may, without the prior consent of the Company, issue such a press release or make such a public statement as may be required by law; provided, that, to the extent time permits, such party shall have used commercially reasonable efforts to consult with the other party before issuing any such press release or making any such public statement.

Section 4.2 Further Assurances. At any time or from time to time after the date of this Agreement, the Company, on the one hand, and each Holder, on the other hand, agree to cooperate with each other and, at the request of any other party, to execute and deliver any further instruments or documents and to take all such further actions as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and otherwise to carry out the intent of the parties hereunder.

ARTICLE V

HOLDER REPRESENTATIVE

The Holders hereby appoint Welsh, Carson, Anderson & Stowe VIII, L.P. as the Holders’ exclusive agent to act on the Holders’ behalf with respect to the matters specified in this Article V. Such representative, or such other representative as the Holders may appoint from time to time to replace Welsh, Carson, Anderson & Stowe VIII, L.P., is hereinafter referred to as the “Holder Representative.” The Holder Representative shall take any and all actions which the Holder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Holders as fully as if the Holders were acting on their own behalf, including, without limitation, making the deliveries referred to in Sections 1.2 and 1.6(a) and taking any and all other actions specified in or contemplated by this Agreement to be taken by the Holders prior to, on or after the Closing Date, approving amendments to or waivers under this Agreement, receiving notice of and defending any claims pursuant to this Agreement, giving notice of and asserting any claims pursuant to this Agreement, consenting to, compromising or settling claims made pursuant to this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Company shall have the right to rely upon all actions taken or omitted to be taken by the Holder Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Holders.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by mutual written agreement of the Company and the Holder Representative; and

(b) by the Company or the Holder Representative, if the Closing Date does not occur on or before September 30, 2007.

Section 6.2 Effect of Termination. If this Agreement is terminated by either the Company or the Holders pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no further obligations with respect to the Exchange Transactions on the part of the Company or the Holders or their respective stockholders, directors, officers, employees, agents or representatives, except for the provisions of Section 4.1 and Article VII, all of which shall survive any termination of this Agreement; provided, that nothing in this Section 6.2 shall relieve any party hereunder from liability for any willful breach of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

Section 7.2 Survival of Representations and Warranties. All representations and warranties set forth in this Agreement or in any writing delivered by any party in connection herewith shall survive the transactions contemplated by this Agreement to be consummated on the Closing Date (regardless of any investigation, inquiry, or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) for a period of one year following the Closing Date.

Section 7.3 Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached and (b) the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

Section 7.4 Successors and Assigns. Except as otherwise expressly provided herein, (a) all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs and legal representatives of the parties hereto, whether so expressed or not, and (b) no party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement; provided, that any such consent required to be given by the Holders shall be effective if given by the Holder Representative. Without limiting the generality of the foregoing, this Agreement shall survive the death or disability of each Holder that is a natural person.

Section 7.5 Entire Agreement. This Agreement (including the Exhibits and Schedule hereto) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

Section 7.6 Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) on the first business day that is at least five days after the date of deposit thereof in the United States mails for delivery by certified mail. Such notices, demands, requests, consents and other communications shall be sent to the following persons at the following addresses:

(i)	if to the Company, to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Telecopy No.: (256) 382-3936

Attention: J. Thomas Mullis, Esq.

  Senior Vice President–Legal and Regulatory

(ii)	if to the Holders, to:

Thomas E. McInerney

Welsh, Carson, Anderson & Stowe VIII, L.P.

320 Park Avenue

Suite 2500

New York, New York 10022

Telecopy No.: (212) 893-9548

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Telecopy No.: (212) 450-3800

Attention: Carole Schiffman

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 7.7 Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent thereto of the Company and the Holder Representative.

Section 7.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

Section 7.9 Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

Section 7.10 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts executed and to be performed wholly within such state.

Section 7.11 Exclusive Jurisdiction; Venue. Any process against the Company or a Holder in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, may be served personally or by certified mail pursuant to the notice provision set forth in Section 7.6 with the same effect as though served on it personally. Each of the parties hereto hereby irrevocably submits in any suit, action or proceeding by the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and irrevocably waives any and all objections to exclusive jurisdiction and review of venue that any such party may have under the laws of the State of New York or the United States.

Section 7.12 Waiver of Jury Trial. The Company and the Holders hereby waive any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 7.13 Delivery by Facsimile. This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

THE COMPANY:

ITC^DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President-Legal and Regulatory

THE WCAS HOLDERS:

WCAS CAPITAL PARTNERS III, L.P.

By:	WCAS CP III Associates L.L.C., General Partner

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Managing Member

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By:	WCAS VIII Associates LLC, General Partner

By:	/s/ Jonathan M. Rather
Name:	Jonathan M. Rather
Title:	Managing Member

Certain individuals and trusts:

By:	/s/ Jonathan M. Rather
Jonathan M. Rather, as Attorney-in-fact for the individuals listed below:
Bruce K. Anderson
Patrick J. Welsh
Russell L. Carson
Andrew M. Paul
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
D. Scott Mackesy
Sanjay Swani
Laura M. VanBuren
Sean M. Traynor
John Almeida, Jr.
Eric J. Lee
IRA f/b/o Jonathan M. Rather
IRA f/b/o James R. Matthews

/s/ Jill A. Hanau
Jill A. Hanau

Other trusts:

The Bruce K Anderson 2004 Irrevocable Trust

By:	/s/ Mary R. Anderson
Name:	Mary R. Anderson
Title:	Trustee

Mary R Anderson Tr UA Dtd 12/3/03

By:	/s/ Mary R. Anderson
Name:	Mary R. Anderson
Title:	Trustee

The Patrick Welsh 2004 Irrevocable Trust

By:	/s/ Carol Welsh
Name:	Carol Welsh
Title:	Trustee

Patrick J. Welsh Tr UA 05 09 05

By:	/s/ Patrick J. Welsh
Name:	Patrick J. Welsh
Title:	Trustee